As filed with the Securities and Exchange Commission on August 13, 2012

Registration No. 333-108410

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GEN-PROBE INCORPORATED

(Exact Name of Registrant As Specified in its Charter)

Delaware	33-0044608
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10210 Genetic Center Drive San Diego, California	92121
(Address Of Principal Executive Offices)	(Zip Code)

Glenn P. Muir

Executive Vice President, Treasurer and Assistant Secretary

Gen-Probe Incorporated

c/o Hologic, Inc.

35 Crosby Drive

Bedford, Massachusetts 01730

(Name and address of agent for service)

(781) 999-7300

(Telephone number, including area code, of agent for service)

Copies to:

Philip J. Flink, Esq.

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

(617) 856-8200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement of Gen-Probe Incorporated (the “Company”) on Form S-3 (File No. 333-108410) filed with the Securities and Exchange Commission on August 29, 2003 (the “Registration Statement”), which registered an unspecified amount of the Company’s common stock, par value $0.0001 per share (“Company common stock”), among other securities.

On August 1, 2012, the Company was acquired by Hologic, Inc., a Delaware corporation (“Hologic”), pursuant to the merger of Gold Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Hologic (“Merger Sub”), with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Hologic (the “Merger”). The Merger was effected pursuant to the previously announced Agreement and Plan of Merger, dated as of April 29, 2012 (the “Merger Agreement”), by and among the Company, Hologic, and Merger Sub. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of Company common stock was converted into the right to receive $82.75 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), other than (i) treasury shares, (ii) shares held by the Company or any of its subsidiaries, (iii) shares held by Hologic, Merger Sub or any other subsidiary of Hologic, and (iv) shares held by stockholders who have properly demanded, exercised and perfected and not withdrawn a demand for statutory appraisal rights under Delaware law, if any.

Also at the Effective Time, each outstanding option to purchase shares of Company common stock, other than options granted on or after February 8, 2012, was cancelled in exchange for the right to receive an amount in cash equal to the excess of the Merger Consideration over the exercise price for each share subject to the applicable option, less any applicable withholding taxes. With respect to stock options granted on or after February 8, 2012, each such option (i) was assumed by Hologic and will continue to have, and be subject to, the same terms and conditions applicable to such option, and (ii) will be, or will become, exercisable for a number of shares of Hologic common stock equal to the product of (x) the number of shares that would have been issuable upon exercise of such option and (y) the Option Exchange Ratio (as defined in the Merger Agreement). With respect to each share of restricted stock, the vesting restrictions lapsed at the Effective Time and each such share became fully vested and was converted into the right to receive a cash payment in an amount equal to the product of (i) the number of shares subject to the award and (ii) the Merger Consideration. With respect to each award representing the right to receive shares of Company common stock that is subject to performance-based conditions, the performance periods thereunder terminated at the Effective Time, and 150% of the target number of shares subject to the performance award with respect to such performance periods fully vested and were converted into the right to receive a cash payment in an amount equal to the product of (i) the number of vested shares subject to the award and (ii) the Merger Consideration.

As a result of the Merger, the Company has terminated any and all offerings of securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bedford, Commonwealth of Massachusetts, on August 13, 2012.

GEN-PROBE INCORPORATED

By:	/s/ Glenn P. Muir
Name: Glenn P. Muir
Title: Executive Vice President, Treasurer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Cascella	President and Director	August 13, 2012
Robert A. Cascella

/s/ Glenn P. Muir	Executive Vice President, Treasurer	August 13, 2012
Glenn P. Muir	and Assistant Secretary and Director